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                                                                  EXHIBIT (P)(2)



                            HOLLAND & COMPANY L.L.C.
                                 CODE OF ETHICS

I.    Introduction.

      All employees ("Employees") of Holland & Company L.L.C. ("Holland & Company"), in conducting their personal securities transactions, owe a fiduciary duty to all Holland & Company's clients, including the investment companies for which Holland & Company serves as investment adviser. The term "Fund" is used herein to mean each registered investment company for which Holland & Company serves as investment adviser or sub-investment adviser. The fundamental standard to be followed in personal securities transactions is that Employees may not take inappropriate advantage of their positions. All personal securities transactions by Employees must be conducted in such a manner as to avoid any actual or potential conflict of interest between the Employee's interest and the interests of each client, or any abuse of an Employee's position of trust and responsibility. Potential conflicts arising from personal investment activities could include buying or selling securities based on knowledge of a client's trading position or plans (sometimes referred to as front-running), and acceptance of personal favors that could influence trading judgments on behalf of a client. In addition to the foregoing, this Code of Ethics is intended to prevent Employees from engaging in any act, practice or course of business prohibited by Rule 17j-1 under the Investment Company Act of 1940, as amended (the "Act"). Rule 17j-1 prohibits directors, officers and advisory personnel of an investment adviser, in connection with the purchase or sale by any such person of a security held or to be acquired by an investment company, from engaging in manipulative practices or employing any scheme to defraud the investment company, from making any untrue statements to the investment company and from failing to disclose to the investment company material information.

      While this Code of Ethics is designed to address identified conflicts and potential conflicts, it cannot possibly be written broadly enough to cover all potential situations. In this regard, Employees are expected to adhere not only to the letter, but also the spirit, of the policies contained herein. For example, the restrictions contained herein on the purchase or sale of a security would include the purchase or sale of an equivalent security, such as the writing of an option to purchase or sell a security.

      "Employee Accounts" include (i) any account in which the Employee has an interest or the power to, directly or indirectly, make investment decisions,
(ii) any account of the Employee's spouse, (iii) any account of a child or the spouse of a child if they live in the same household or are financially dependent, (iv) any account of any other person related by blood or marriage over whose account the Employee has control and (v) any account of any other person to whose financial support the Employee contributes materially or over whose account the Employee has control.
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      The restrictions contained in this Code of Ethics apply to all securities in which an Employee has any direct or indirect "beneficial ownership"(1) and may encompass transactions in securities that are not effected in "Employee Accounts" such as interests in limited partnerships or transactions effected for the account of another individual or entity if the Employee may share in the profit from the transaction. Accordingly, all securities transactions in which an Employee has or would acquire any direct or indirect beneficial ownership, whether effected through an Employee Account or not, must be approved in advance as provided below in paragraph III of this Code of Ethics.

      In furtherance of the above principles, this Code of Ethics contains certain restrictions on personal securities transactions by Employees of Holland & Company, certain restrictions on other activities of Employees when an actual or potential conflict of interest between an Employee and a client may exist, and certain reporting requirements to enable Holland & Company to ensure compliance with this Code of Ethics. Any questions regarding the application or scope of the restrictions and reporting requirements contained herein should be directed to Holland & Company's legal counsel.

      All of the restrictions and reporting requirements contained herein apply to each of Holland & Company's officers and Employees. Certain additional restrictions apply to "Portfolio Managers." "Portfolio Manager" includes only members, officers or employees of Holland & Company having direct responsibility and authority to make investment decisions on behalf of a client.

II.   Prohibitions; Exemptions.

      1.    Prohibited Purchases and Sales.

      Employees

            A. No Employee may purchase or sell, directly or indirectly, any "Covered Security" in which that Employee has, or by reason of the transaction would acquire, any direct or indirect beneficial ownership and which to the actual knowledge of that Employee at the time of such purchase or sale:

            (i) is being actively considered for purchase or sale for any client account; or

            (ii) is in the process of being purchased or sold by any client account.

            "Covered Security" means a security as defined in Section 2(a)(36) of the Act, and includes, but is not limited to, notes, stocks, bonds, investment contracts, puts, calls and options, except that it does not include direct obligations of the U.S. government, bankers'


------------------
(1) For this purpose, "beneficial owner" is any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares a direct or indirect pecuniary interest in the securities, as further described in Rule 16a-1(a)(2) of the Securities Exchange Act of 1934, a copy of which is attached as Appendix 2 to this Code of Ethics. "Pecuniary interest" generally is the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in securities.
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acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements, and shares issued by open-end funds.

            B. No Employee may, directly or indirectly, acquire or dispose of a beneficial interest in any Covered Security which is the subject of an investment decision or recommendation for a client account for a period of seven (7) days after (i) orders implementing such decision or recommendation are communicated to banks or brokers on behalf of all discretionary accounts in question or (ii) an investment recommendation is communicated to all of Holland & Company's non-discretionary advisory accounts to which the recommendation was intended to be disseminated.

            C. Employees may not purchase and sell, or sell and purchase, the same Covered Security within a sixty (60) calendar day period.

            D. Employees may not purchase, directly or indirectly, any security in an initial public offering. In addition, Employees must obtain approval from the Compliance Officer before directly or indirectly acquiring beneficial ownership in any offering exempt from registration under Section 4(2) or Section 4(6) of the Securities Act of 1933, as amended, or Rules 504, 505 or 506 thereunder ("Limited Offerings").

      Portfolio Managers

            In addition to the above prohibitions, the following purchases and sales are also prohibited for all Portfolio Managers:

            A. A Portfolio Manager cannot purchase or sell, directly or indirectly, any Covered Security in which he or she has or acquires any direct or indirect beneficial ownership within seven (7) calendar days before a client account for which he or she acts as a Portfolio Manager trades in that Covered Security.

      2.    Exemptions From Certain Prohibitions.

            A. The prohibited purchase and sale transactions described in paragraph II.1. above do not apply to the following personal securities transactions:

            (1) purchases or sales effected in any account over which the Employee has no direct or indirect influence or control;

            (2) purchases or sales which are non-volitional on the part of either the Employee or the relevant client account;

            (3) purchases which are part of an automatic dividend reinvestment plan (other than pursuant to a cash purchase plan option);

            (4) purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent the rights were acquired from that issuer, and sales of the rights so acquired; and
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            (5)   any other purchase or sale which the Compliance Officer
                  approves on the grounds that the chance of conflict of interest is remote.

            B. The prohibited purchase and sale transactions described in paragraphs II.1.A. and II.1.B. above do not apply to any purchase or sale, or series of related transactions, involving 500 shares or less in the aggregate, if the issuer has a market capitalization (outstanding shares multiplied by the current price per share) greater than $1 billion.

            C. The prohibited purchase and sale transactions described in paragraphs II.1.C. and II.1.E. may be permitted with the prior approval of the Compliance Officer. Such approval will be granted only on a case-by-case basis for particular investments where significant news or other major events occur after purchase or in order to avoid a personal hardship, provided that no abuse is involved and the equities strongly support an exemption. Employees will not be permitted to make a practice of such early liquidations.

            D. Any personal securities transaction approved pursuant to paragraphs II.2.A.(5) and II.2.C. shall be reported to the Chairman of the Audit Committee of each relevant Fund within fifteen (15) days after the end of the month during which such approval occurred.

      3.    Prohibited Recommendations.

            All Employees are subject to the following restrictions on making recommendations to each client account:

            A. No Employee may recommend the purchase or sale of any Covered Security to or for any client account without first having disclosed his or her interest, if any, in such security or the issuer thereof, to the Compliance Officer, including without limitation:

            (1) any direct or indirect beneficial ownership of any Covered Security of such issuer, including any Covered Security received in a private securities transaction;

            (2) any contemplated purchase or sale by such person of such Covered Security;

            (3)   any position with such issuer or its affiliates; or

            (4) any present or proposed business relationship between such issuer or its affiliates and such person or any party in which such person has a significant interest.
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III.  Pre-Clearance of Personal Securities Transactions.

      1. All Employees must obtain approval from the Compliance Officer prior to entering into personal securities transactions involving the purchase or sale of any security, including any security to be acquired in a private transaction, except for transactions included in paragraphs II.2.A.(1), A.(2), A.(3) or A.(4).

      2. In connection with obtaining approval for any personal securities transaction, Employees must describe to the Compliance Officer in detail any factors which might be relevant to a conflict of interest analysis, including the existence, to the Employee's knowledge, of any economic relationship between the transaction and securities held or to be acquired by any Holland & Company client.

IV.   Prohibitions on Gifts and Services.

      1. Employees may not accept gifts or other things of more than $100 in value from any person or entity that is known by such Employee to be doing business with or on behalf of any client account or Holland & Company, without the approval of the Compliance Officer.

      2. Employees shall not serve on the boards of directors of publicly held companies (other than Funds), absent prior approval from the Board of Directors of each relevant Fund. Such approval should be based on a determination that board service would be consistent with the best interests of the shareholders of each such Fund.

V.    Reporting.

      1.    Initial Reporting.

            All Employees must report all personal securities holdings upon commencement of employment with Holland & Company and such report is to be provided to the Compliance Officer. The following information must be included in the report: (i) the title, number of shares and principal amount of each Covered Security in which the Employee had any direct or indirect beneficial ownership when such person became an Employee; (ii) the name of any broker, dealer or bank with whom the Employee maintained an account in which any Covered Securities were held for the direct or indirect benefit of the Employee as of the date such person became an Employee; and (iii) the date that the report is submitted by the Employee.

      2.    Quarterly Reporting.

            A. Subject to the provisions of paragraph B. below, every Employee shall either report to the Compliance Officer the information described in paragraph C. below with respect to transactions in any Covered Security in which the Employee has, or by reason of the transaction acquires, any direct or indirect beneficial ownership in the Covered Security or, in the alternative, make the representation in paragraph D. below.
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            B.    An Employee is not required to make a report with respect to any transaction effected for any account over which the Employee does not have any direct or indirect influence; provided, however, that if the Employee is relying upon the provisions of this paragraph B to avoid making such a report, the Employee shall, not later than ten (10) days after the end of each calendar quarter, identify any such account in writing and certify in writing that he or she had no direct or indirect influence over any such account.

            C. Every quarterly report pursuant to this paragraph 2. shall be submitted to the Compliance Officer not later than ten (10) days after the end of the calendar quarter in which the transaction to which the report relates was effected and shall contain the following information:

            (i) the date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Covered Security involved;

            (ii) the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

            (iii) the price at which the transaction was effected;

            (iv) the name of the broker, dealer or bank with or through whom the transaction was effected;

            (v)   the date that the report is submitted by the Employee; and

            (vi) a description of any factors the Employee reasonably believes is potentially relevant to a conflict of interest analysis, including the existence, to the Employee's knowledge, of any substantial economic relationship between the transaction and securities held or to be acquired by any client account.

            D. If no transactions were conducted by an Employee during a calendar quarter that are subject to the reporting requirements described above, such Employee shall, not later than ten (10) days after the end of that calendar quarter, provide a written representation to that effect to the Compliance Officer.

            E. An Employee need not separately report to the Compliance Officer information regarding transactions conducted through securities accounts, provided that copies of the relevant confirmations and statements are furnished to the Compliance Officer as required by paragraph V.4. below.
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      3.    Annual Reporting and Certification.

            A. All Employees must report all personal securities holdings of Covered Securities to the Compliance Officer within thirty (30) days after the end of each calendar year, together with a list of all accounts maintained at brokerage firms which are subject to the provisions of this Code of Ethics (see the Introduction above and footnote 1), including the names of the firms and the account numbers.

            B. All Employees are required to certify annually that they have read and understand this Code of Ethics and recognize that they are subject to the provisions hereof and will comply with the policy and procedures stated herein. Further, all Employees are required to certify annually that they have complied with the requirements of this Code of Ethics and that they have reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of such policies. A copy of the certification form to be used in complying with this paragraph B. is attached to this Code of Ethics as Appendix 1.

            C. Holland & Company shall prepare an annual report to the Board of Directors of the Funds for which it serves as investment adviser to be presented at the first meeting of the Board after the end of each calendar year and which shall:

            (1) summarize existing procedures concerning personal investing, including preclearance policies and the monitoring of personal investment activity after preclearance has been granted, and any changes in such procedures during the last year;

            (2) describe any issues arising under the Code of Ethics since the last report to the Board including, but not limited to, identifying any violations requiring significant remedial action and any sanctions imposed during the last year;

            (3) identify any recommended changes in existing restrictions or procedures based upon experience under this Code of Ethics, evolving industry practice or developments in applicable laws and regulations;

            (4) contain such other information, observations and recommendations as deemed relevant by Holland & Company; and

            (5) certify that Holland & Company has adopted this Code of Ethics with procedures reasonably necessary to prevent Employees from violating this Code.
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            4.    Brokerage Confirmations and Statements.

                  All Employees must direct their brokers to supply to the Compliance Officer, on a timely basis, duplicate copies of confirmations of any purchase or sale of a security and copies of all periodic statements for all securities accounts.

            5.    Notification of Reporting Obligation and Review of Reports.

                  Each Employee shall receive a copy of this Code of Ethics and be notified of his or her reporting obligation. All reports under this Code of Ethics shall be promptly submitted upon completion to the Compliance Officer for his or her review.

            6.    Miscellaneous.

                  Any report under this Code of Ethics may contain a statement that the report shall not be construed as an admission by the person making the report that the person has any direct or indirect beneficial ownership in the securities to which the report relates.

VI.   Confidentiality.

      No Employee shall reveal to any other person (except in the normal course of his or her duties on behalf of Holland & Company) any information regarding securities transactions by any client or consideration by any client or Holland & Company of any such securities transaction.

      All information obtained from any Employee pursuant to this Code of Ethics shall be kept in strict confidence, except that reports of securities transactions hereunder will be made available to the Securities and Exchange Commission or any other regulatory or self-regulatory organization to the extent required by law or regulation.
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VII.  Sanctions.

      Any trades made in violation of the provisions set forth under paragraphs II.1.B., C., D. and E. must be unwound, or, if that is impractical, any profits realized on trades made in violation of these prohibitions must be disgorged to the appropriate client or clients (or, alternatively, to a charitable organization).

      Upon discovering a violation of this Code of Ethics, Holland & Company's management may impose any sanctions it deems appropriate, including a letter of censure or the suspension or termination of the employment of the violator.

Dated: May 2000
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                                   Appendix 1

                            ANNUAL CERTIFICATION FORM

            This is to certify that I have read and understand the Code of Ethics of Holland & Company L.L.C. dated May 2000, and that I recognize that I am subject to the provisions thereof and will comply with the policy and procedures stated therein.

            This is to further certify that I have complied with the requirements of such Code of Ethics and that I have reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of such Code of Ethics.

            Please sign your name here:         ________________________

            Please print your name here:        ________________________

            Please date here:                   ________________________






            Please sign two copies of this Certification Form, return one copy to the Compliance Officer and retain the other copy, together with a copy of the Code of Ethics, for your records.
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                                   Appendix 2

                               [Rule 16a-1(a)(2)]